Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A NEVADA CORPORATION UNDER THE NAME OF "DAKOTA GOLD CORP." TO A DELAWARE CORPORATION, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2024, AT 5:53 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3059121 8100F
SR# 20242127098

Authentication: 203486620
Date: 05-15-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:53 PM 05/14/2024
FILED 05:53 PM 05/14/2024
SR 20242127098 - File Number 3059121

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF
THE DELAWARE GENERAL CORPORATION LAW

1. The jurisdiction where the non-Delaware corporation was first formed is the State of Nevada and the date the non-Delaware corporation was first formed is May 26, 2020.

2. The jurisdiction immediately prior to filing this Certificate is the State of Nevada.

3. The name of the non-Delaware corporation immediately prior to filing this Certificate is Dakota Gold Corp.

4. The name of the corporation as set forth in the Certificate of Incorporation is Dakota Gold Corp.

5. all provisions of the plan of conversion will be approved prior to the conversion in accordance with all laws applicable to the converting entity (including any such approvals required for the types of corporate actions specified in the plan of conversion).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 14th day of May, A.D. 2024.

By: /s/ Daniel Cherniak
Authorized Person or Officer

Name: Daniel Cherniak, Director of Legal & Corporate Secretary
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